EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of our report dated March 31, 2015, except for Note 20, as to which the date is July 20, 2015, relating to the financial statements of xG Technology, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

August 12, 2015

East Hanover, New Jersey